Exhibit 10.43
August 29, 2008
     Re: Lump Sum Payment Incentives
Dear Jocelyn,
     In consideration of your services, efforts, dedication and high quality work, and with the understanding that your services are key to the successful completion of a series of transactions with Roosevelt Management Company, LLC, Irwin Home Equity Corporation (“Company”) and Irwin Financial Corporation would like to offer you the opportunity for payment of a series of Lump Sum Payment Incentives, as described in this letter.
     In order to encourage you to remain employed with the Company through August 31, 2008, the Company will pay you a First Lump Sum Payment in the gross amount of $25,000 (less normal deductions required by law). This payment would be in addition to your regular compensation. In order to earn the First Lump Sum Payment, you would have to be actively employed with the Company on August 31. Payment would take place on the first payroll date after August 31.
     In order to encourage you to remain employed with the Company through the “Second Closing” as defined and described in a certain Asset Purchase Agreement dated July 18, 2008 by and among Roosevelt Management Company, LLC, Irwin Union Bank and Trust Company, and Irwin Home Equity Corporation, the Company will pay you a Second Lump Sum Payment in the gross amount of $37,500 (less normal deductions required by law). This payment would be in addition to your regular compensation. In order to earn the Second Lump Sum Payment, you would have to be actively employed with the Company through the date of said Second Closing, or through October 31, 2008, whichever is earlier. Payment would take place on the first payroll date after the Second Closing or after the earlier payment date occurs.
     In order to encourage you to remain employed with the Company through the closing date of a platform purchase transaction to be entered into by and among the same parties noted above, the Company will pay you a Third Lump Sum Payment in the gross amount of $62,500 (less normal deductions required by law). This payment would be in addition to your regular compensation. In order to earn the Third Lump Sum Payment, you would have to be actively employed with the Company on the date of such platform purchase transaction closing. Payment would take place on the first payroll date after said platform transaction closes.
     Eligibility for the Lump Sum Payment Incentives is subject to your agreement to the terms described in this letter, which will be evidenced by your signing and dating a copy of this letter and returning it to us as described below.

     This letter agreement is intended to constitute a contract between you and the Company, subject to the terms and conditions set forth herein. However, we do want to make it clear to you that, in signing this letter, you are not making a legal commitment to remain employed with the Company through the above date. We realize that you will make your own decision about that and that your decision to remain with the Company will depend on your own personal circumstances. This letter agreement does not alter your status as an at-will employee of the Company and it is not an offer or a confirmation of employment for any definite period of time. The Company, however, agrees that it will terminate your employment before payment of the third lump sum payment only for “cause”. “Cause” is defined as: (i) conviction of a felony or any crime involving dishonesty or violence; (ii) willful negligence in the performance of your assigned duties or the willful commission of any act that causes substantial or material harm to the Company; or (iii) material insubordination or refusal to comply with any reasonable request of the Board of Directors relating to your duties.
     If at any time the Company were to terminate your employment without Cause, the Company agrees to pay you any balance of the three lump sum payments not yet paid. The Company also agrees to pay you, or your estate, any balance of the three lump sum payments not yet paid in the event (i) you should begin employment with Roosevelt Management Company LLC, or you should die, prior to the closing of the platform purchase transaction, and (ii) the transaction actually occurs. Such payment will be made within 15 days of the closing.
     We do want to make this commitment to you in the hope that it will encourage you to remain with the Company through the dates and events described in this letter. All terms of this letter are subject to applicable banking laws and regulations.
     With the above in mind, our agreement is as follows:
1. The Company agrees that if you are actively employed with the Company through August 31, 2008, you will receive a First Lump Sum Payment of $25,000 (less normal deductions required by law). Payment will occur on the September 15 payroll date. In order to earn the First Lump Sum Payment, you would have to be actively employed with the Company on August 31 .
2. The Company agrees that if you are actively employed with the Company on such date as coincides with the “Second Closing” as defined and described in a certain Asset Purchase Agreement dated July 18, 2008 by and among Roosevelt Management Company, LLC, Irwin Union Bank and Trust Company, and Irwin Home Equity Corporation, or through October 31, 2008, whichever is earlier, the Company will pay you a Second Lump Sum Payment in the gross amount of $37,500 (less normal deductions required by law). Payment will occur on the first regularly scheduled payroll date following the occurrence of such Second Closing, or after the earlier payment date occurs. In order to earn the Second Lump Sum Payment, you would have to be actively employed with the Company on such Second Closing date or October 31 2008, whichever earlier occurs. We each acknowledge that the Second Lump Sum Payment might be made prior to the First Lump Sum Payment.

3. The Company agrees that if you are actively employed with the Company on such date as coincides with the closing of a platform purchase transaction whereby Roosevelt Management Company, LLC will acquire certain assets, and hire certain employees of the Company, the Company will pay you a Third Lump Sum Payment in the gross amount of $62,500 (less normal deductions required by law). Payment will occur on the first regularly scheduled payroll date following the occurrence of such platform purchase transaction closing. In order to earn the Third Lump Sum Payment, you would have to be actively employed with the Company at the time of the platform purchase transaction closing date.
4. In consideration of the offer contained in this letter agreement, you agree that during your remaining employment with the Company (which, as stated above, will remain at all times at-will employment), you will work to the best of your abilities to perform your assigned duties.
5. The Company agrees that upon your acceptance of this offer, the Company will extend the time for exercise of your stock options, awards and PUP grants, following termination of your employment, by 24 months, on the condition that the plans adopted by the Company in regard to said stock options, awards and PUP grants do not prohibit such extensions and on the further condition that the Company’s Board of Directors approves said extensions.
     The Company values your contributions and hopes that you will accept the offers contained in this letter agreement.
     This offer is available for your consideration through September 3, 2008. If you wish to accept this offer, please sign the enclosed copy of this letter in the space indicated and return it to Carrie Houston, First Vice President of Human Resources, in an envelope marked “Personal and Confidential.”

Sincerely, Irwin Financial Corporation
By:	/s/ Matt Souza

I accept the offer contained in this letter agreement, in accordance with the above-stated terms and conditions:

Signed:	/s/ Jocelyn Martin Leano	Date:	September 10, 2008
Jocelyn Martin-Leano
Enclosure: copy of letter